Exhibit (h)(2)
ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT, dated as of April 30, 2009, is entered into by and between Waddell & Reed InvestEd Portfolios ("Trust"), a Delaware statutory Trust, and Waddell & Reed Services Company, a Missouri corporation ("WRSCO").

WITNESSETH:

WHEREAS, the Trust wishes to appoint WRSCO to be its Accounting Services Agent and to perform certain administrative services with respect to each of its series listed in Appendix A (each, a "Fund") upon and subject to the terms and provisions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

A.	Appointment of WRSCO as Accounting Services Agent for the Trust; Acceptance.

(1) The Trust hereby appoints WRSCO to act as Accounting Services Agent for the Funds upon and subject to the terms and provisions of this Agreement.

(2) WRSCO hereby accepts the appointment as Accounting Services Agent for the Funds and agrees to act as such, upon and subject to the terms and provisions of this Agreement.

B.	Duties of WRSCO.

WRSCO shall perform such duties as set forth in this Paragraph B as agent for and on behalf of the Trust.

(1) WRSCO shall at its expense provide bookkeeping and accounting services and assistance, including, in particular, the following administrative services as are required by the Funds:

(1)
Agent shall provide bookkeeping and accounting services and assistance by providing to the Fund the necessary personnel and facilities to maintain the Fund's portfolio records and general accounting records, to price daily the value of shares of the Fund, and with the assistance and advice of the Fund's attorneys and independent accountants, to prepare or assist the Fund's attorneys and independent accountants to prepare, as may be applicable, reports required to be filed by the Fund with regulatory agencies including the preparation of proxy statements, prospectuses, shareholder reports and the reports as required by law.

(2)
WRSCO shall maintain and keep current the accounts, books, records, and other documents relating to the Funds' financial and portfolio transactions as may be required by rules and regulations of the Securities and Exchange Commission (the "SEC") adopted under Section 31(a) of the Investment Company Act of 1940, as amended (the "Act").

(3) WRSCO shall cause the subject records of the Funds to be maintained and preserved pursuant to the requirements under the 1940 Act.

(4)
In pricing daily the value of shares of the Funds, WRSCO may make arrangements with, and obtain the value of portfolio securities from, pricing services or quotation services that are compensated by the Funds directly or indirectly through the placement of portfolio transactions with broker-dealers who provide such valuation or quotation services to WRSCO.

(5)
WRSCO shall maintain duplicate copies, or information from which copies may be reconstructed, of the records necessary to the preparation of the Funds' financial statements and valuations of its assets. Such duplicate copies or information shall be maintained at a location other than where WRSCO performs its normal duties hereunder so that in the event the records established and maintained pursuant to the foregoing provisions of this Section B are damaged or destroyed, WRSCO shall be able to provide the bookkeeping and accounting services and assistance specified in this Section B.

(6)
In the event any of WRSCO's facilities or equipment necessary for the performance of its duties hereunder is damaged, destroyed or rendered inoperable by reason of fire, vandalism, riot, natural disaster or otherwise, WRSCO will use its best efforts to restore all services hereunder to the Funds and will not seek from the Funds additional compensation to repair or replace damaged or destroyed facilities or equipment. WRSCO shall also make and maintain arrangements for emergency use of alternative facilities for use in the event of the aforesaid destruction of or damage to its facilities.

C.	Compensation of WRSCO.

WRSCO will not receive, and the Trust will not pay, any compensation for services rendered under this Accounting Services Agreement, including any "out-of-pocket" expenses incurred by WRSCO in the performance of its duties under this Accounting Services Agreement.

D.	Right of the Trust to Inspect and Ownership of Records.

The Trust will have the right under this Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Funds' accounting and portfolio records maintained by WRSCO hereunder at WRSCO's facilities. WRSCO will cooperate with the Trust's independent registered public accounting firm or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data. WRSCO acknowledges that these records are the property of the Trust, and that it will surrender to the Trust all such records promptly on request.

E.	Standard of Care; Indemnification.

WRSCO will at all times exercise due diligence and good faith in performing its duties hereunder. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations and in conformity with the Trust's Trust Instrument, By-laws and representations made in the Trust's current registration statement as filed with the SEC.

WRSCO shall not be responsible for, and the Trust agrees to indemnify WRSCO for, any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or due diligence and arising out of or in connection with WRSCO's duties on behalf of the Funds hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO's employees), fire, mechanical breakdown beyond its control, flood catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on the accuracy of any information provided to it by the Trust or its Trustees or in reliance on any advice of counsel who may be internally employed counsel or outside counsel for the Trust or advice of any independent accountant or expert employed by the Trust with respect to the preparation and filing of any document with a governmental agency or authority.

In order for the rights to indemnification to apply, it is understood that if in any case the Trust may be asked to indemnify or hold WRSCO harmless, the Trust shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Trust so elects, it will so notify WRSCO, and thereupon the Trust shall take over complete defense of the claim, and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify WRSCO except with the Trust's prior written consent.

F.	Term of the Agreement; Taking Effect; Amendments.

This Agreement shall become effective as to each Fund on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-year thereafter, provided that such continuance shall be specifically approved as provided below.

This Agreement shall go into effect, or may be continued, or may be amended, or a new agreement covering the same topics between the Trust and WRSCO may be entered into only as to a Fund if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not "interested persons," as defined in the 1940 Act, of either party to this Agreement, the agreement to be continued, amendment or new agreement, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested trustee vote."

Any disinterested trustee's vote shall, in favor of continuance, amendment or execution of a new agreement, include a determination that (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of each affected Fund and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Fund; (iii) WRSCO can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

Nothing herein contained shall prevent any disinterested trustee vote from being conditioned on the favorable vote of the holders of a majority of the outstanding voting securities (as defined in or under the 1940 Act) of a Fund.

G.	Termination.

(1)
This Agreement may be terminated as to a Fund by WRSCO at any time without penalty upon giving the Trust at least one hundred twenty (120) days' written notice (which notice may be waived by the Trust ) and may be terminated as to a Fund by the Trust at any time without penalty upon giving WRSCO at least sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Board of Trustees of the Trust in office at the time or by the vote of the majority of the outstanding voting securities (as defined in or under the 1940 Act) of the Fund.

(2)
On termination, WRSCO will deliver to the Trust or its designee all files, documents and records of the affected Fund used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Fund's records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

(3)
In addition, on such termination or in preparation therefore at the request of the Trust and at the Trust's expense, WRSCO shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Trust to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to each affected Fund's activities.

(4)
This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act and the rules and regulations thereunder of the SEC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

		By:	/s/Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By:	/s/Mara Herrington
Mara Herrington, Secretary

WADDELL & REED SERVICES COMPANY

		By:	/s/Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By:	/s/Wendy J. Hills
Wendy J. Hills, Secretary

APPENDIX A

List of Funds

Growth Portfolio
Balance Portfolio
Conservative Portfolio